Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in the registration statements No. 333-264208 on Form S-3 and Nos. 333-275813, 333-233558 and 333-203929 on Form S-8, of our report dated March 6, 2024, with respect to the consolidated financial statements of Adaptimmune Therapeutics plc.

/s/ KPMG LLP

Reading, United Kingdom

March 6, 2024